Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

Announces Exercise of Over-Allotment Option

Business Editors - New York – (Business Wire – November 3, 2010)

Intervest Bancshares Corporation (the “Company”) (Nasdaq: IBCA), today announced that the underwriter of its public offering of common stock, which closed on October 20, 2010, exercised a portion of its over-allotment option to purchase additional shares of the Company’s common stock. The option was granted in connection with the Company’s public offering of 10,600,000 shares of common stock at a public offering price of $1.95 per share. The sale of the additional shares pursuant to the over-allotment option closed today. As a result of the partial exercise of the over-allotment option, the underwriter purchased an additional 1,086,377 shares of the Company’s common stock for proceeds, after deducting expenses and underwriting discounts and commissions, of approximately $1.9 million, resulting in total net proceeds of the offering of approximately $21 million.

Sandler O’Neill & Partners, L.P. is acting as sole book-running manager for the offering.

A registration statement relating to the securities became effective on October 14, 2010 by order of the Securities and Exchange Commission (“SEC”) and the registration statement is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus relating to the offering of the securities may be obtained by contacting Sandler O’Neill & Partners, L.P. toll free at 1-866-805-4128.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state

Intervest Bancshares Corporation

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This press release includes forward-looking statements regarding future events and expectations. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. For additional disclosure regarding the risks and uncertainties faced by Intervest Bancshares Corporation, including but not limited to changes in general economic conditions and real estate values in the Company’s market areas, changes in regulatory policies and enforcement actions, fluctuations in interest rates, demand for loans and deposits, changes in tax losses or the availability of net operating losses, the effects of additional capital, the availability of regulatory waivers, and competition, reference is made to the Company’s filings with the SEC, including the prospectus included in its registration statement for the offering. Intervest assumes no responsibility to update any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this release.

CONTACT:	LOWELL DANSKER, CHAIRMAN
Intervest Bancshares Corporation
One Rockefeller Plaza (Suite 400)
New York, New York 10020-2002
212-218-2800 Fax 212-218-2808